UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report (Date of earliest event reported): August 3, 2011

National Research Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	0-29466	47-0634000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1245 Q Street, Lincoln, Nebraska  68508
(Address of principal executive offices, including zip code)

(402) 475-2525
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2011, National Research Corporation (the "Company") announced that (a) Kevin R. Karas, the Company’s Senior Vice President Finance, will also become the Company’s Chief Financial Officer, Treasurer and Secretary on September 1, 2011, and (b) Patrick E. Beans, currently the Vice President, Treasurer, Secretary, Chief Financial Officer and a director of the Company, will relinquish his roles as Chief Financial Officer, Treasurer, Secretary and a director of the Company on September 1, 2011, at which time he will become the Company’s Senior Vice President Corporate Development.

Mr. Karas, 53, has served as Senior Vice President Finance since he joined the Company in December 2010.  Prior to joining the Company, he served as Vice President of Finance for Lifetouch Portrait Studios, Inc., a national retail photography company, from 2005 to 2010.  Mr. Karas also previously served as Chief Financial Officer at CARSTAR, Inc., an automobile collision repair franchise business, from 2000 to 2005, Chief Financial Officer at Rehab Designs of America, Inc., a provider of orthotic and prosthetic services, from 1993 to 2000, and as a regional Vice President of Finance and Vice President of Operations at Novacare, Inc., a provider of physical rehabilitation services, from 1988 to 1993.  He began his career as a Certified Public Accountant at Ernst & Young.

In connection with the commencement of his employment with the Company, Mr. Karas received, in January 2011, a grant of 6,964 shares of Company restricted stock (which vest on the fifth anniversary of the grant) under the Company’s long-term incentive program.  Mr. Karas’ annual base salary is $225,000.  He will also be able to participate in the Company’s annual cash incentive program in 2011 and in future years and in the Company’s long-term incentive program (with stock option grants) in future years, be eligible to participate in other benefit programs available to the officers of the Company in accordance with their terms and has been reimbursed for certain costs associated with his relocation from the Minneapolis area to the Lincoln area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2011
NATIONAL RESEARCH CORPORATION

	By:	/s/ Michael D. Hays
Michael D. Hays
Chief Executive Officer